Exhibit 10.8E

RELATIVE TSR-BASED PERFORMANCE RESTRICTED STOCK UNITS AGREEMENT PURSUANT TO

THE OMEGA HEALTHCARE INVESTORS, INC. 2018 STOCK INCENTIVE PLAN

The grant pursuant to this agreement (this “Agreement”) is made as of the Grant Date, by Omega Healthcare Investors, Inc. (the “Company”) to ___________________ (the “Recipient”).

Upon and subject to this Agreement (which shall include the Terms and Conditions and Exhibits appended to the execution page), the Company hereby awards as of the Grant Date to the Recipient, the opportunity to earn Vested Stock Units (the “Restricted Unit Grant” or the “Award”).  Underlined and capitalized captions in Items A through F below shall have the meanings therein ascribed to them.

A.        Grant Date:  _________, 20__.

B.         Plan (under which Restricted Unit Grant is granted): Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan.

C.         Vested Stock Units: The Recipient shall earn a number of Vested Stock Units determined pursuant to Exhibit 1.  Each Vested Stock Unit represents the Company’s unsecured obligation to issue one share of the Company’s common stock (“Common Stock”).

D.        Dividends Equivalents.  Each Restricted Unit (as defined in Exhibit 1) shall accrue Dividend Equivalents, an amount per unit equal to the dividends per share paid on one share of Common Stock to a shareholder of record on or after January 1, 20__ and until the distribution date specified in Item F below.

E.         Distribution Date of Vested Shares.  Shares of Common Stock attributable to Vested Stock Units (“Vested Shares”) shall be issued and distributed within (10) business days following each vesting event or upon the date of a Change in Control, whichever is earlier, subject in either case to receipt from the Recipient of the required tax withholding.  Notwithstanding the foregoing, distribution shall be delayed to the extent provided in any deferral agreement between the Recipient and the Company as a result of the Recipient’s valid deferral election.

F.         Distribution Dates of Dividend Equivalents.  Subject to tax withholding, accrued Dividend Equivalents attributable to Restricted Units which become Earned Unvested Restricted Units (as defined in Exhibit 1) shall be distributed to the Recipient within twenty  (20) business days following the last day of the Performance Period, and thereafter, future Dividend Equivalents on Earned Unvested Restricted Units and Vested Stock Units shall be distributed to Recipient on the same date on the same date that the related dividends are paid to shareholders of record.  Notwithstanding the foregoing or any other provision hereof, distribution of Dividend Equivalents shall be deferred to the extent provided in any deferral agreement between the Recipient and the

Company as a result of the Recipient’s valid deferral election and shall be paid in the form provided in such agreement. Dividend Equivalents on Restricted Units which do not become Earned Unvested Restricted Units are forfeited.

IN WITNESS WHEREOF, the Company has executed this Agreement to be effective as of the Grant Date set forth above.

OMEGA HEALTHCARE INVESTORS, INC.

By:

Title:

TERMS AND CONDITIONS TO THE

RELATIVE TSR-BASED PERFORMANCE RESTRICTED STOCK UNITS

AGREEMENT PURSUANT TO

THE OMEGA HEALTHCARE INVESTORS, INC. 2018 STOCK INCENTIVE PLAN

1.         Vested Stock Units.  The Company shall issue in book entry form in the name of the Recipient, or issue and deliver to the Recipient a share certificate representing, the Vested Shares on the Distribution Date of Vested Shares.

2.         Tax Withholding, Dividends Equivalents.  Payment of Dividend Equivalents is subject to required tax withholding.

3.         Tax Withholding, Shares.

(a)        The minimum required amount of the tax withholding obligations imposed on the Company, or at the Company’s discretion if tax withholding is required, tax withholding up to the maximum statutory rates, by reason of the issuance of the Vested Shares shall be satisfied by reducing the actual number of Vested Shares by the number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock on the Distribution Date of Vested Shares, is sufficient, together with cash in lieu of any fractional share, to satisfy such tax withholding, assuming that (i) the Recipient does not make a valid election to satisfy tax withholding in cash pursuant to Subsection (b), and (ii) the Committee does not determine that tax withholding will be required to be satisfied in another manner.

(b)        However, the Recipient may elect in writing by notice to the Company received at least ten (10) days before the earliest Distribution Date of Vested Shares to satisfy such tax withholding obligation in cash by the earliest Distribution Date of Vested Shares, as provided in Subsection (a)(i). If the Recipient fails to timely satisfy payment of the cash amount, then Subsection (a) shall apply.

(c)        To the extent that the Recipient is required to satisfy the tax withholding obligation in this Section in cash, the Company shall withhold the cash from any cash payments then owed to the Recipient, or if none, the Recipient shall timely remit the cash amount.

(d)        If the Recipient does not timely satisfy payment of the tax withholding obligation, the Recipient will forfeit the Vested Shares.

4.         Restrictions on Transfer.  Except for the transfer by bequest or inheritance, the Recipient shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to this Award.  Any such disposition not made in accordance with this Agreement shall be deemed null and void.  Any permitted transferee under this Section shall be bound by the terms of this Agreement.

5.         Change in Capitalization.

(a)        The number and kind of shares issuable under this Agreement shall be proportionately adjusted for any non-reciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Common Stock subject to the Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, non-recurring cash dividend (each, an “Equity Restructuring”).  No fractional shares shall be issued in making such adjustment.

(b)        In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other material change in the capital structure of the Company, or a tender offer for shares of Common Stock, in each case that does not constitute an Equity Restructuring, the Committee shall take such action to make such adjustments with respect to the shares of Common Stock issuable hereunder or the terms of this Agreement as the Committee, in its sole discretion, determines in good faith is necessary or appropriate, including, without limitation, adjusting the number and class of securities subject to the Award, substituting cash, other securities, or other property to replace the Award, or removing of restrictions.

(c)        All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Recipient. Any action taken by the Committee need not treat all recipients of awards under the Plan equally.

(d)        The existence of the Plan and the Restricted Unit Grant shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

6.         Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no Vested Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.

7.         Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

8.         Notice.  Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

9.         Severability.  In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.       Entire Agreement.  This Agreement, together with the terms and conditions set forth in the Plan, expresses the entire understanding and agreement of the parties with respect to the subject matter. In the event of a conflict between the terms of the Plan and this Agreement, the Plan shall govern.

11.       Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

12.       No Right to Continued Retention.  Neither the establishment of the Plan nor the Award hereunder shall be construed as giving Recipient the right to continued service with the Company or an Affiliate.

13.       Tax Effects under 409A.  It is intended that the Award under this Agreement be exempt from Section 409A of the Internal Revenue Code (the “Code”) to the maximum extent possible, and to the extent that it is subject to Code Section 409A, that it comply with Code Section 409A. All provisions of this Agreement shall be construed consistent with that intent. More specifically, the Award under this Agreement is intended to be exempt from Code Section 409A as a short-term deferral pursuant to Treas. Regs. Section 1.409A-1(b)(4) (except to the extent payment is delayed as provided in any deferral agreement between the Recipient and the Company as a result of the Recipient’s valid election to defer as provided in Item E or F on the cover page of this Agreement).  But if and to the extent that the Award does not qualify as a short-term deferral, notwithstanding any other provision of this Agreement, payment shall be made only in accordance with Code Section 409A, such that if payment is being made as a result of the Recipient’s termination of employment, that shall be construed to require a “separation from service” as defined under Code Section 409A and payment will be delayed for any “specified employee” as defined under Code Section 409A to the extent required to comply with Code Section 409A(a)(2)(B)(i).  The Company does not guarantee to the Recipient that the Award will not be subject to tax under 409A, and if it is, the Recipient shall be solely responsible for such tax.

14.       Headings and Capitalized Terms.  Except as otherwise provided in this Agreement, headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.  Capitalized terms used, but not defined, in this Agreement shall be given the meaning ascribed to them in the Plan.

15.       Definitions.  As used in this Agreement:

“Beginning Stock Price” means the average closing price per share of Common Stock for the months of November and December 20__ on the exchange on which Common Stock is traded, which is $__.__.

“Below Threshold Relative TSR” means that Relative Total Shareholder Return is less than ____ basis points.

“Cause” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company or an Affiliate, or, if there is none, then Cause shall mean the occurrence of any of the following events:

(a)        willful refusal by the Recipient to follow a lawful direction of the person to whom the Recipient reports or the Board of Directors of the Company (the “Board”), provided the direction is not materially inconsistent with the duties or responsibilities of the Recipient’s position with the Company or an Affiliate, which refusal continues after the Board has again given the direction in writing;

(b)        willful misconduct or reckless disregard by the Recipient of the Recipient’s  duties or with respect to the interest or material property of the Company or an Affiliate;

(c)        material breach by the Recipient of the Intellectual Property Agreement between the Recipient and the Company, which causes material harm to the Company or an Affiliate;

(d)        any act by the Recipient of fraud against, material misappropriation from or significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of at least two-thirds of the members of the Board (excluding the Recipient), such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates; or

(e)        commission by the Recipient of a felony as reasonably determined by at least two-thirds of the members of the Board (excluding the Recipient).

“Change in Control” means any one of the following events which occurs following the Grant Date:

(a)        the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation, of equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the total voting power of the Company’s then outstanding equity securities;

(b)        the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation of equity securities of the Company, resulting in such person or persons holding equity securities of the Company that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities;

(c)        individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(d)        a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(e)        the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any corporation pursuant to a reorganization, merger or consolidation, of assets of the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Award (a) unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(v), or (b) by reason of any actions or events in which the Recipient participates in a capacity other than in his capacity as an officer, employee, or director of the Company or an Affiliate.

“Ending Stock Price” means the average closing price per share of Common Stock for the months of November and December 20__ on the exchange on which Common Stock is traded, unless a Change in Control occurs on or before December 31, 20__, in which case the term means the value per share determined as of the date of the Change in Control, such value to be determined by the Committee in its reasonable discretion based on the actual or implied price per share paid in the Change in Control transaction.

“Ending Value of Reinvested Dividends” means the dollar amount equal to the Ending Stock Price multiplied by the total number of shares hypothetically purchased with the dividends declared to a shareholder of record during the Performance Period, assuming that each dividend is re-invested in Common Stock at the closing price per share on the last business day before the ex-dividend date. For purposes of this calculation, the dividends declared to a shareholder of record during the Performance Period will initially be calculated on one share of Common Stock beginning as of the first dividend declaration date during the Performance Period, and as of each dividend declaration date during the Performance Period thereafter, the dividends will be calculated with respect to the sum of one share of Common Stock plus the cumulative number of shares of Common Stock hypothetically purchased prior to such dividend declaration date. The “Ending Value of Reinvested Dividends” can also be expressed as the following formula:

Ending Value of Reinvested Dividends = (Ending Stock Price x Total Number of Shares Hypothetically Purchased with Reinvested Dividends)

Total Number of Shares Hypothetically Purchased with Reinvested Dividends = Number of Shares Hypothetically Purchased with First Reinvested Dividend + the sum of the Number of Shares Hypothetically Purchased with each Subsequent Reinvested Dividend

Number of Shares Hypothetically Purchased with First Reinvested Dividend = (dividend declared to a shareholder of record during the Performance Period calculated on one share of Common Stock as of the first dividend declaration date during such period)/closing price per share of Common Stock on the last business day before the ex-dividend date)

Number of Shares Hypothetically Purchased with each Subsequent Reinvested Dividend = (each dividend declared to a shareholder of record after the first dividend declaration date during the Performance Period calculated on the sum of the one share of Common Stock beginning as of the first dividend declaration date + the number of shares hypothetically purchased with reinvested dividends before such subsequent dividend declaration date)/closing price per share of Common Stock on the last business day before the related ex-dividend date)

“Good Reason” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company or an Affiliate, or, if there is none, then Good Reason shall mean the occurrence of an event listed in Subsection (a) through (c) below:

(a)        the Recipient experiences a material diminution of the Recipient’s responsibilities of the Recipient’s position, as reasonably modified by the person to whom the Recipient reports or the Board from time to time, such that the Recipient would no longer have responsibilities substantially equivalent to those of other executives holding equivalent positions at companies with similar revenues and market capitalization;

(b)        the Company or the Affiliate which employs the Recipient reduces the Recipient’s annual base salary or annual bonus opportunity at high, target or threshold performance as a percentage of annual base salary; or

(c)        the Company or the Affiliate which employs the Recipient requires the Recipient to relocate the Recipient’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Recipient’s consent;

provided however, as to each event in Subsection (a) through (c),

(i)         the Recipient gives written notice to the Company within ten (10) days following the event or receipt of notice of the event of the Recipients’ objection to the event;

(ii)       the Company or the Affiliate which employs the Recipient fails to remedy the event within ten (10) days following the Recipient’s written notice; and

(iii)      the Recipient terminates his employment within thirty (30) days following the Company’s and the Affiliate’s failure to remedy the event.

“High Relative TSR” means that Relative Total Shareholder Return is ____ basis points or more.

“Performance Period” means the period from and including January 1, 20__ through the earlier of December 31, 20__ or the date of a Change in Control.

“Relative Total Shareholder Return” means Total Shareholder Return expressed as a positive or negative number of basis points relative to the total shareholder return reported for the FTSE NAREIT Equity Health Care Index (the FACTSET identifier of which is FN11XXXX (the “Index”)) for the Performance Period.  For this purpose, the total shareholder return for the Index shall be calculated using methodologies analogous in all material respects to those used for the calculation of Total Shareholder Return, and the average closing price per share for the November and December at the end, and before the beginning, of the Performance Period shall also be used for calculating total shareholder return for the Index.

“Target Relative TSR” means that Relative Total Shareholder Return is ___ basis points.

“Threshold Relative TSR” means that Relative Total Shareholder Return is ____ basis points.

“Total Shareholder Return” means the compound annual growth rate (also known as “CAGR”), expressed as a percentage, of an investment in one share of Common Stock over the Performance Period, based on the Ending Stock Price plus the Ending Value of Reinvested Dividends, as compared to the Beginning Stock Price, and using the following formula:

 (((Ending Stock Price + Ending Value of Reinvested Dividends)/Beginning Stock Price)^(1/3)) – 1

 “Vesting Period” means the period beginning on the day after the last day of the Performance Period and ending December 31, 20__.

EXHIBIT 1

A.         The number of “Restricted Units” is set forth under the heading “High Relative TSR” in the Relative TSR Chart below and represents the maximum potential number of units that can be earned.  Except as otherwise provided in Items B and C below, the number of Restricted Units that is earned (the “Earned Unvested Restricted Units”) is determined as of the last day of the Performance Period from the Relative TSR Chart set forth below, provided that the Recipient shall vest in twenty-five percent (25%) of the Earned Unvested Restricted Units, which shall then become Vested Stock Units, as of the last day of each calendar quarter during the Vesting Period only if the Recipient remains an employee, director or consultant of the Company or an Affiliate during the entire Performance Period and through the last day of such calendar quarter.

Relative TSR Chart

Below Threshold Relative TSR	*Threshold Relative TSR	*Target Relative TSR	*High Relative TSR
Zero Vested Units

*           If Relative Total Shareholder Return falls between Threshold Relative TSR and Target Relative TSR or between Target Relative TSR and High Relative TSR, the number of Earned Unvested Restricted Units under the Relative TSR Chart shall be determined in accordance with a separate written interpolation methodology established by the Company in connection with valuing the Restricted Units as of the Grant Date.

B.         Except as provided in Item C below, if the Recipient dies or becomes subject to a Disability while an employee, director or consultant of the Company or an Affiliate, the Recipient resigns from the Company and all Affiliates for Good Reason or the Company and all Affiliates terminate the Recipient’s employment without Cause (each such event referred to as a “Qualifying Termination”), in each case:

(i)         during the Performance Period, the Recipient shall vest upon completion of the Performance Period in the number of Earned Unvested Restricted Units determined in the Relative TSR Chart (or if a Change in Control occurs after the Qualifying Termination and on or before December 31, 20__, the number of Earned Unvested Restricted Units determined pursuant to Section C.1. below), multiplied by a fraction, the numerator of which is the number of days elapsed in the Performance Period through the date of such event and the denominator of which is 1,095 (i.e., 365 x 3), or

(ii)        during the Vesting Period, the Recipient shall vest as of the date of the Qualifying Termination in the same number of Earned Unvested Restricted Units determined in the Relative TSR Chart as if the Recipient were to remain an employee of the Company or an Affiliate through the last day of the Vesting Period.

C.         Notwithstanding Item B above, if a Change in Control occurs upon or after the Grant Date and on or before December 31, 20__, and (i) the Recipient remains an employee, director or consultant of the Company or an Affiliate during the entire Performance Period until the date of the Change in Control, or (ii) if within sixty (60) days before the Change in Control, the Recipient incurs a Qualifying Termination, the Recipient shall be 100% vested in, as of the date of the Change in Control:

1.          if the Change in Control occurs on or before December 31, 20__, the number of Earned Unvested Restricted Units determined from the Relative TSR Chart based on the basis points of Relative Total Shareholder Return achieved for the Performance Period through the date of the Change in Control, or

2.          if the Change in Control occurs after December 31, 20__, the number of Earned Unvested Restricted Units determined in the Relative TSR Chart that were actually earned for the Performance Period which have not previously become Vested Stock Units pursuant to Item B (i) above.

D.         The number of Restricted Units that have not become Earned Unvested Restricted Units as of the last day of the Performance Period shall be forfeited. The number of Restricted Units that have not become Vested Stock Units (except Earned Unvested Restricted Units to the extent provided in Item B or C) as of the date the Recipient ceases to be an employee, director, or consultant of the Company and all Affiliates shall be forfeited.

E.         If any calculation in this Exhibit results in a fractional number of Vested Stock Units, the number of Vested Stock Units shall be rounded to the closest whole number.

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